Exhibit 99.1

AMEDISYS ANNOUNCES FILING OF REGISTRATION

STATEMENT FOR OFFERING OF COMMON STOCK

BATON ROUGE, Louisiana (August 18, 2004) – Amedisys, Inc. (Nasdaq: “AMED” or the “Company”), one of America’s leading home nursing companies, today announced it has filed a registration statement with the Securities and Exchange Commission for a proposed follow on public offering of 2,000,000 shares of its common stock, all of which will be offered by the Company. In addition, the underwriters also may purchase up to an additional 300,000 shares of the Company’s common stock, of which up to 150,000 may be offered by selling stockholders. The Company will not receive any proceeds from the sale of shares by the selling stockholders.

The Company intends to use the net proceeds from the offering for general corporate purposes, including potential acquisitions. The managing underwriters of the proposed offering are: Raymond James & Associates, Inc., Jefferies & Company, Inc., and Legg Mason Wood Walker, Incorporated.

A copy of the prospectus may be obtained from Raymond James & Associates, Inc. at 880 Carillon Parkway, St Petersburg, Florida 33716, or Jefferies & Company, Inc. at 520 Madison Ave., 12th Floor, New York, New York 10012, or Legg Mason Wood Walker, Incorporated at 100 Light St., Baltimore, Maryland 21202.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Amedisys, Inc., one of the nation’s largest providers of home nursing services, is headquartered in Baton Rouge, Louisiana. The Company had approximately $142.5 million in revenue in 2003. Its common stock trades on the Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on this Company can be found on the World Wide Web

http://www.amedisys.com

Contact:	Amedisys, Inc.	EURO RSCG Life NRP
	Chief Financial Officer	Investors/Media
	Greg Browne	Brian Ritchie
	225.292.2031	212.845.4269
	gbrowne@amedisys.com	brian.ritchie@eurorscg.com